FOR IMMEDIATE RELEASE

Investor and Media Relations Contact:
Michael J. Veitenheimer
(800) 991-4441
mveitenh@us.bombayco.com

The Bombay Company, Inc. Provides Update Regarding DIP Financing

Fort Worth, Texas, September 20, 2007 – The Bombay Company, Inc. (“Bombay”) (OTCBB: BBAO) today provided an update regarding the $115 million debtor-in-possession (DIP) financing from GE Corporate Lending and GE Canada Finance Holding Company related to its voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code previously announced today.

While GE Corporate Lending and GE Canada Finance Holding Company have expressed a willingness to provide the funding, the DIP financing is contingent upon Bankruptcy Court approval.  The Company will be seeking Bankruptcy Court approval of the DIP financing on Tuesday, September 25, 2007.

“We are confident in our business and in our restructuring plans as outlined in our filing today, and we expect our business will continue to operate as usual,” said David B. Stewart, Chief Executive Officer of the Company.

Additional information on today’s announcement is available on the Company’s website at www. bombaycompany.com. Details regarding the Chapter 11 filing can be found at www.txnb.uscourts.gov.

Safe Harbor Statement
Certain statements made in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the Company. These forward-looking statements include statements regarding the Company’s expectations concerning the bankruptcy process and the continuation of its day to day operations and payments to vendors and employees in the ordinary course.  Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, but not limited to, the following: the ability of the Company to continue as a going concern; the ability of the Company to obtain approval of the DIP facility; court approval of the Company’s first day papers and other motions prosecuted by it from time to time; the ability of the Company to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the Company to obtain trade credit, and shipments and terms with vendors and service providers for current orders; the Company's ability to maintain contracts that are critical to its operations; potential adverse developments with respect to the Company's liquidity or results of operations; the ability to fund and execute its business plan; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; and other risk factors identified in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2007, the Company’s Quarterly Report on Form 10-Q for the quarter ended May 5, 2007 and other filings with the Securities and Exchange Commission.  There can be no assurance that future developments affecting the Company will be those anticipated by management. The Company disclaims any obligation to update or revise any of the forward-looking statements that are in this news release.

About Bombay
The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall decor and furniture through 384 retail outlets and the Internet in the U.S. and internationally.

Further information on The Bombay Company, Inc. can be found on the Company's website at www.bombaycompany.com.
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